EXHIBIT 10.19

Nonqualified Plan Service and Expense Agreement

This Agreement is made by and between the undersigned Plan Representative (“you”, “your”) and the undersigned member company of the Principal Financial Group® (“we”, “us”, “our”). You and we are the “Parties” to this Agreement. Each of the Parties may be referred to separately as a “Party”.

This Agreement consists of this page, the following pages, and the attachments, if any. These are all incorporated in, and made a part of, this Agreement for all purposes. The Parties, by signing this page, agree to all the terms of this Agreement. They also agree to be bound by any and all parts of it as if they had signed at the end.

Each Party represents and warrants that it has the authority to enter into this Agreement and will be bound by it. Each individual signing this Agreement represents and warrants that she or he has, individually or together with any other persons signing this Agreement on behalf of the same Party, the authority to sign this Agreement and make it binding on the Party for whom that person signs.

This Agreement sets out the understanding of the Parties on the matters covered in the Agreement. It supersedes and cancels any and all prior agreements, understandings, or representations between the Parties, whether written or oral, relating to these matters. Nothing in this Agreement amends, modifies, or waives any terms and conditions of any Investment.

Asterisked (“*”) Paragraphs -- Paragraphs following headings marked with asterisks will survive the termination of this Agreement.

We cannot and do not give legal, tax, accounting, or investment advice. Nothing set forth in this Agreement, related documents that we provide, or any communication with you or any Plan Entity may be taken or relied on as legal, tax, accounting, or investment advice. You should consult with appropriate counsel or other advisors on all matters pertaining to legal, tax, accounting, investment obligations and requirements.

Effective Date of this Agreement: September 1, 2021

USANA Health Sciences, Inc., Plan Representative

By: /s/ Michael Sessions

Title: VP of Human Resources

Principal Life Insurance Company (Member Company of the Principal Financial Group®)

By: /s/ Daniel J. Houston

Title: President and Chief Executive Officer

State in which signed by Plan Representative (“State”): Utah

Please sign and return entire document

TABLE OF CONTENTS

Nonqualified Plan Service and Expense Agreement         1

ARTICLE I - GLOSSARY         6

A.	“Asset Group”6

B.	“Asset Rebalancing”6

C.	“Business Day”6

D.	“Deposits"6

E.	“Employer Responsibilities”6

F.	“Fee”6

G.	“Investment”6

H.	“Major Business Change”6

I.	“Notice”, “Notify”, and “Notification”7

J.	“Participant”7

K.	“Party”7

L.	“Plan”7

M.	“Plan Document”7

N.	“Plan Entity”7

O.	“Policy/Policies”7

P.	“Recordkeeping Account”8

Q.	“Reference Investment”8

R.	“Services”8

S.	“State”8

ARTICLE II- GENERAL PROVISIONS         9

A.	Services9

1.	Engagement9

2.	Services9

3.	Financial Professional access to Plan and Participant-level information9

B.	Our Rights and Duties9

1.	*Status9

2.	*Limitation on Our Duties9

3.	*Right to Rely10

C.	Your Representations and Duties10

1.	Provide Documents10

2.	Coordination of Services10

3.	Employer Responsibilities10

D.	*Limitation of Liability10

E.	Apportionment of Liability10

F.	*Records and Reports10

G.	*Indemnification11

H.	Our Fees11

1.	*Obligation to Pay Fees11

2.	Change to Fees by Notice11

3.	Other Changes to Fees11

4.	Nonpayment of Fees12

I.	Duration and Termination of Agreement12

1.	Duration of Agreement12

2.	Effect of Termination12

3.	*Final Reports13

4.	Termination of Less Than All Services13

5.	*Cooperation13

J.	*Confidentiality13

1.	Confidentiality13

2.	Notification obligation13

3.	Disclosure required by law14

4.	Non-restricted information14

5.	Duration of obligations14

6.	Retention of records14

K.	Data Security.15

1.	Definitions15

2.	Standard of Care15

3.	Information Security16

4.	Security Breach Procedures16

5.	Security Assessment17

6.	*Disposition of Participant-level Information17

7.	Cyber Insurance17

L.	Miscellaneous17

1.	Assignment - Rights17

2.	Amendment17

3.	*Waiver18

4.	*Construction18

5.	Counterparts; Electronic Signatures18

6.	Enforceability and Severability18

7.	*Force Majeure18

8.	*Third Party Beneficiaries19

9.	*Waiver of Jury Trial, and Jurisdiction and Venue19

ARTICLE III - DISPUTE RESOLUTION         20

A.	*General20

B.	*Confidential Discussions.20

C.	*Negotiation.20

D.	*Mediation.20

E.	*Preliminary Injunctive Relief.20

ARTICLE IV - ASSET ACTIVITY INFORMATION         22

A.	General22

B.	Mutual Funds22

C.	Corporate-Owned Variable Life Insurance Policies23

ARTICLE V - FEES         25

ATTACHMENT A - DESCRIPTION OF SERVICES         26

A.	In-Scope Services26

1.	Plan Installation and Conversion26

2.	Ongoing Recordkeeping and Administrative Services26

3.	Asset Administration Services26

B.	Out of Scope Services27

ATTACHMENT B - EMPLOYER RESPONSIBILITIES         28

A.	Electronic Services28

B.	Plan Documents28

C.	Asset Rebalancing28

D.	Eligibility28

E.	Enrollment and Elections28

F.	Payroll and Payment Processing28

G.	Benefit Events and Beneficiary Designation28

H.	Review of Plan Reports28

I.	Assets & Liabilities29

J.	Authorizations29

K.	Company Stock Transactions (if applicable)29

ATTACHMENT C - ASSET REBALANCING INFORMATION         30

A.	Asset Rebalancing Services.30

B.	Asset Rebalancing Service Options30

C.	Additional Information on Asset Rebalancing Services31

D.	Declination of Asset Rebalancing Services.32

E.	Asset Rebalancing Service Election.32

ARTICLE I - GLOSSARY

Capitalized terms used in this Agreement will have the meanings set out in this “Glossary” unless a different meaning is plainly required by context.

A.	“Asset Group” means those Investments that are categorized together for the purpose of providing Asset Administrative Services under this Agreement.

B.	“Asset Rebalancing” means the Services described in Attachment C.

C.	“Business Day” means any date that the New York Stock Exchange is open for trading and trading is not restricted.

D.	“Deposits" means amounts used to purchase Investments.

E.	“Employer Responsibilities” means your responsibilities in regard to the maintenance and operation of the Plan as described in Attachment B.

F.	“Fee” means any amount due and payable to us under this Agreement.

G.	“Investment” means any asset (in most instances, a mutual fund or Policy) informally financing your obligations under the Plan and with respect to which we agree to provide Services.

H.	“Major Business Change” means:

●	a material change in applicable law;
●

a change in the structure or operations of either the Plan or an entity that sponsors the Plan or employs Participants, if we determine the change would have a material impact on the structure, nature, or operations of the Plan, including changes to cash flow or Investment operations or options;

●	a change of Plan type;
●	a change in types of Investments;
●	the addition or deletion of Investment choices;
●	a Plan termination or spin-off;

●	a greater than 25% change in the value of the Investments or the number of Participants; or

●	our discovery of meaningful differences with regard to

o data related to the Plan that was provided to us prior to the end of the transition period and data that we receive following the end of the transition period or

o

the amount of assets we expected to be transferred into Investments before the end of the transition period and the amount of assets actually transferred into Investments at the end of the transition period.

For the purposes of this Agreement, the transition period ends on the later of:

■	the date on which we have received and processed all data that we need to begin to perform Services without need for additional data and have Notified you that the transition is over or

■	You give us Notice that there are no more assets to be transferred into Investments.

I.

“Notice”, “Notify”, and “Notification” means a communication between the Parties. A communication intended to be a Notice is a written communication or electronic transmission in any form between the Parties and delivered to the address or e-mail address set forth below. A communication to us that is intended to be a Notice to us must be sufficiently clear and complete so that we can use it without requesting further data or instruction in order to be a Notice. We may not, and are forbidden to, take any action based on any form of communication other than either a Notice or a form of legal compulsion, including a subpoena.

The Parties may agree to security procedures for Notices and will treat such procedures as strictly confidential, making them known only to their respective employees who need to know.

Notice should be delivered to the following address or e-mail address, as appropriate: If to us:

Principal Life Insurance Company 4141 Parklake Avenue, Suite 400

Raleigh, NC 27612

EMAIL ADDRESS: The email address of your Plan servicing representative that we provide to you.

If to you:

USANA Health Sciences, Inc. 3838 West Parkway Boulevard Salt Lake City, UT 84210

EMAIL ADDRESS: The email address designated in the Authorized Decision Maker form.

J.	“Participant” means a person to whom you have or may have a contractual obligation to pay benefits according to the terms of the Plan.

K.	“Party” means either you or us. “Parties” means you and us.

L.	“Plan” means the:

USANA Nonqualified Deferred Compensation Plan, a Nonqualified Deferred Compensation Plan.

To the extent that more than one Plan is named, the term “Plans” will refer to any two or more of the Plans.

M.	“Plan Document” means the document(s) under which a Plan is established and maintained.

N.

“Plan Entity” means a Plan, any trust or custodial arrangement used as a financing vehicle for the Plan (or the trustee or custodian in connection with those arrangements). The term can apply to any one of the listed terms or in any combination.

O.	“Policy/Policies” means a variable life insurance policy/policies issued by Principal Life Insurance Company or its affiliates.

P.	“Recordkeeping Account” means an individual account or the aggregate of all individual accounts tracking your obligation to Participants under the Plan.

Q.	“Reference Investment” means a hypothetical investment made available by you solely for the purpose of determining the value of a Participant’s Recordkeeping Account.

R.	“Services” means the Services specifically set out and described in this Agreement and Attachment A. Some Services may require additional documentation.

S.	“State” means the State in which this Agreement is signed by the Plan Representative.

ARTICLE II- GENERAL PROVISIONS

A.	Services

1.	Engagement. You engage us to provide the Services. We accept that engagement.

2.	Services. We will provide Services in a timely manner while this Agreement is in force. This is subject to:

●	your fulfilling the role required of you, including Employer Responsibilities, with respect to each of those Services,

●	our receipt of timely, accurate and complete information, and
●	our receiving timely payment of Fees.

3.

Financial Professional access to Plan and Participant-level information. We provide your financial professional(s), their staff associates, and their broker- dealer access to timely Plan-level and Participant-level Information regarding your Plan for purposes of enhancing the quality and scope of Plan options and Services provided to you and Participants. If you do not wish to grant such access to Plan- level and Participant-level information, you may Notify us, and we will remove such access.

Alternative Election:

Do not grant financial professional(s) access to Plan-level and Participant-level information

Do not grant financial professional(s)’ staff associates access to Plan- level and Participant-level information.

Do not grant financial professional(s)’ broker dealer access to Plan-level and Participant-level information.

B.	Our Rights and Duties

1.	*Status. Nothing in this Agreement, nor in the provision of Services, makes us a party to, or a fiduciary or administrator regarding, the Plan, any Plan Entity or any Investments.

2.	*Limitation on Our Duties. We will not be under any duty:

●	to take any action with regard to any Plan Entity, unless we specifically agree in writing to do so;

●	to inquire into any Notice, communication, or other matter regarding any Plan Entity or Participant;

●	to inquire about the status or performance of the Plan, any Plan Entity, or any successor trust, custodian or insurance company;

●	to determine if a Participant qualifies as a “select group of management or highly compensated employees” for ERISA purposes;

●	to enforce any provision of the Plan or any trust or other arrangement informally funding or financing the Plan;

●	to act beyond a duty of ordinary care; or

●	to perform Services regarding any assets that are not Investments or their proceeds.

Our duties and performance under this Agreement do not give us knowledge of any underlying fault or problem with regard to any Plan, Plan Entity, or Investment.

3.

*Right to Rely. We may rely conclusively on any Notice we receive. We may also rely on all documents and information provided to us by you as being timely, complete and accurate. We will not be responsible for any improper performance of, or failure to perform, any Service due, in whole or in part, to receipt of untimely, inaccurate, incomplete, or ambiguous data needed to perform that Service. We will not have any liability for any losses that may arise from the acts, omissions, delays, or inaction of any other person. We will not have any responsibility to any Plan Entity for the tax treatment of the Plan, any Participant, or any transfer of Investments.

C.	Your Representations and Duties

1.

Provide Documents. You agree to provide us with a copy of all Plan Documents, forms and administrative procedures relating to the Plan, and such other information and documents as needed by us to provide Services to the Plan. You agree to promptly provide us with all amendments or modifications to the Plan Documents and all such other information as we may reasonably request to perform Services pursuant to this Agreement.

2.

Coordination of Services. You shall appoint one or more employees in a form designated by us to act as your representative to coordinate administrative Services with us. If there is a change in the appointed employee(s), you agree to inform us in a form designated by us.

3.	Employer Responsibilities. You agree to fulfill the Employer Responsibilities described herein and in Attachment B as a condition to our performance and obligations under this Agreement.

D.	*Limitation of Liability.

Notwithstanding anything to the contrary in this Agreement, neither Party will be liable to the other for any consequential, incidental, indirect, special, exemplary or punitive damages in connection with this Agreement, including the indemnification provision, even if such Party was advised of or could have foreseen the possibility of such damages.

E.	Apportionment of Liability

Each Party has an obligation to fulfill its responsibilities and duties under this Agreement. If for any reason (other than the other Party’s gross negligence, willful misconduct or bad faith) a Party suffers a loss, claim, damage or liability due to the other Party’s breach of this Agreement or under the Indemnification provision (“Damaged Party”), then the amount of direct damages suffered by the Damaged Party as a result of such loss, claim, damage or liability (as determined by a court of proper jurisdiction or a neutral third party agreed to by the Parties), shall be offset by an amount that is proportionate to reflect the other Party’s relative economic interests and relative fault with respect to such loss, claim, damage or liability on the one hand, and the Damaged Party’s on the other hand, in the matters contemplated by this Agreement and any other relevant equitable considerations.

F.	*Records and Reports

One hundred eighty (180) days after we furnish any records or reports, we will be released and discharged as to any matters arising from the information in the records and reports, except with respect to any matter as to which you have filed a written objection within the one hundred eighty (180) day period. The Parties agree to provide to each other, on a timely basis, such reports and records as the other may reasonably require in the performance of their respective obligations under this Agreement. This includes during the orderly termination of this Agreement.

G.	*Indemnification

Except as otherwise provided, each Party (as the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and its affiliates, officers, directors, employees and agents (each an “Indemnified Party”) against any Covered Claim, as defined in this paragraph. A “Covered Claim” is a written threat, warning, notice, or claim that is asserted against an Indemnified Party to the extent such written threat, warning, notice, or claim is based on breach of a legal duty by the Indemnifying Party or its employees, subcontractors or agents. For purposes of the foregoing, “breach of a legal duty” means a material breach of this Agreement or material non-compliance with any law, rule, or regulation that is directly applicable to this Agreement by the Indemnifying Party. The Indemnified Party will give prompt written Notice to the Indemnifying Party of the assertion of the Covered Claim, and a copy of all papers served upon or received by the Indemnified Party regarding the Covered Claim. The Indemnifying Party will reimburse the Indemnified Party for actual out-of-pocket expenses reasonably incurred in connection with a Covered Claim, including damages, costs, fees, fines, expenses and other items of monetary relief that are awarded against the Indemnified Party by a court, regulatory authority or arbitrator in connection with the Covered Claim. Each Party agrees that, whenever reasonably possible, the Parties will reach a mutually acceptable agreement regarding control of the defense of a Covered Claim. Each Party further agrees that it will provide reasonable assistance regarding defense of any Covered Claim, whenever reasonably requested by the other Party and will otherwise cooperate in the defense of a Covered Claim. No settlement of a Covered Claim and no admission regarding an Indemnified Party’s interests shall be made by the Indemnifying Party without the prior written consent of the Indemnified Party. Likewise, no settlement of a Covered Claim and no admission regarding an Indemnifying Party’s interests shall be entered into by the Indemnified Party without the prior written consent of the Indemnifying Party. Notwithstanding anything to the contrary in this Agreement (except the Limitation of Liability provision), and to the extent permitted by law, the indemnification provisions of this Agreement will not be deemed to waive or limit any other rights available to the Parties.

H.	Our Fees

1.

*Obligation to Pay Fees. Fees will be in the amount and collected as described under Article V – Fees. We will collect Fees by billing you. Unless otherwise noted, one-fourth of the full amount of our annual Fee will be billed to you in arrears at the end of each calendar quarter. This amount will be paid to us directly by you.

2.	Change to Fees by Notice. We retain the right to change our Fees by Notice to you, effective sixty (60) calendar days after the giving of the Notice, subject to any guarantees in Article V – Fees.

3.

Other Changes to Fees: We have made various Service and Fee commitments in this Agreement based on a variety of facts and circumstances concerning each Plan and, to the extent that these facts and circumstances change with regard to a Plan, we may not be able to provide Services to that Plan for the Fees under the new facts and circumstances. As a result, we retain the right to change our Fees and Services by Notice to you.

a.	Changes to Fees by Major Business Change. There may be changes in Fees, including those on account of a Major Business Change. Those changes may result in an increase in Fees or a decrease in Fees.

b.

Fees for Additional Services. From time to time, we may agree to provide services other than the Services specifically described in this Agreement. These additional services may require additional fees, charges, or expenses that may be treated as Fees.

c.

Repetition of Services. If it is necessary for us to repeat any portion of our Services due to untimely, inaccurate, incomplete, or ambiguous data needed from you to perform a Service, we may charge additional Fees. The Fees will be based on the Service performed and any actions necessary to correct processing of the untimely, inaccurate, incomplete, or ambiguous data.

d.

Work with Third Parties. If you authorize a new or additional party to consult with us with respect to a matter in which we are providing or have provided Services, we may charge Fees for the work required to assemble and transmit data and documents. We reserve the right to require payment prior to the Services being performed.

4.

Nonpayment of Fees. If you do not pay our billed Fees within ninety (90) days of receipt of the invoice, we reserve the right to terminate this Agreement or to discontinue provision of Services to the Plan, including access to the website and preparation of periodic Participant and company reports. Additionally, we reserve the right to liquidate any Investments up to the amount of the outstanding Fees and use the proceeds to pay our Fees. If such assets are held in a Trust for which Principal Trust Company or some other trust company is serving as trustee, you authorize Principal Trust Company or such other trust company to pay the Fees from Trust assets.

I.	Duration and Termination of Agreement

1.

Duration of Agreement. This Agreement will remain in effect indefinitely. It will be fully binding on the Parties. It will also extend to their respective successors and assigns. This Agreement may, however, be terminated by one of the Parties on at least sixty (60) days prior written Notice to the other. (The period between the Notice of, and the date for, termination of this Agreement will be referred to as the “Termination Period” below.)

2.	Effect of Termination. During the Termination Period, we will:

●	accept Deposits and Notices regarding the allocation of Deposits except for the last ten (10) Business Days of the Termination Period,

●	accept Notices regarding transfers between Investments except for the last ten

(10) Business Days of the Termination Period, and

●	cease to accept Notices regarding transfers between Investments when it is not possible for the Investments described in such Notices, due to their operation or issues of timing or other restrictions of the documents governing such Investments, to be liquidated prior to the end of the Termination Period.

3.

*Final Reports. We will provide to you a final report with regard to all Investments and Recordkeeping Accounts as of the end of the Termination Period. We will not be obligated to make any further reports regarding the Plan or any portion of the Plan, except as described under “Records and Reports” above and “Cooperation” below.

4.	Termination of Less Than All Services. The termination of less than all Services may be considered a Major Business Change.

5.

*Cooperation. The Parties agree to cooperate in all actions regarding the operation and termination of this Agreement. Any actions required to terminate this Agreement are to be completed as soon as possible. This cooperation will include the continued provision of information and reports between the Parties that is reasonably needed to affect the transfer of data and Investments necessary to the operation of this Agreement.

J.	*Confidentiality

1.	Confidentiality.
a.

For purposes of this Agreement, a Party’s “Confidential Information” consists of: (i) all non-public information (including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to that Party’s business that is either marked or otherwise identified as confidential or proprietary, or that a reasonable person would understand to be considered confidential by that Party (even if not so marked or identified); and (ii) all information that a Party is obligated by law or contract to treat as confidential for the benefit of third parties, including but not limited to personal, financial, and/or health information about individuals who have applied for or purchased insurance or financial products or services from us, including Participants in your Plan.

b.

Each Party acknowledges that, in connection with the performance of this Agreement or otherwise in the course of its dealings with each other, it may receive Confidential Information from the other Party or may otherwise have access to or learn of the other Party’s Confidential Information. In the absence of the disclosing Party’s prior written consent to a specific disclosure or use, the receiving Party will not disclose to any third party any of the disclosing Party’s Confidential Information, either orally or in writing. Confidential Information that is provided by the disclosing Party to the receiving Party will be used by the receiving Party and its agents only for the purpose for which it was provided, and access to such information will be restricted to individuals who require the information (or access to the information) to further that purpose.

2.

Notification obligation. Each Party will, upon learning of any unauthorized disclosure or use of the other Party's Confidential Information, Notify such other Party promptly and cooperate fully with such Party to protect its Confidential Information.

3.

Disclosure required by law. If a Party believes it is required by law or by a subpoena or court order to disclose any of the disclosing Party’s Confidential Information, then prior to any disclosure that Party will promptly Notify the other Party in writing, attaching a copy of the subpoena, court order or other demand, and that Party will make all reasonable efforts to allow the other Party an opportunity to seek a protective order or other judicial relief.

4.	Non-restricted information. Nothing in this Agreement will be construed to restrict disclosure or use of information that:

a.	was in the possession of or rightfully known by the receiving Party, without an obligation to maintain its confidentiality, prior to receipt from the disclosing Party;

b.	is or becomes generally known to the public without violation of this Agreement;

c.	is obtained by the receiving Party in good faith from a third party having the right to disclose it without an obligation of confidentiality;

d.	is independently developed by the receiving Party without the participation of individuals who have had access to the disclosing Party’s Confidential Information.

5.

Duration of obligations. The obligations imposed by this Agreement with respect to Confidential Information will survive termination of this Agreement and will remain in effect with respect to each item of Confidential Information until that information becomes unprotected under the terms of the paragraph above titled “Non-restricted information”. However, if applicable law sets a maximum period for the duration of obligations of nondisclosure and non-appropriation of Confidential Information, the obligations imposed by this Agreement with respect to each item of Confidential Information (other than trade secrets and other than information about individuals that is protected by law) will remain in effect only until such period expires.

6.

Retention of records. The receiving Party agrees that upon request of the disclosing Party, the receiving Party will return or destroy all tangible items and destroy all electronic items, as specified by the disclosing Party, which contain any of the disclosing Party’s Confidential Information, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned or destroyed. However, the receiving Party is not obligated to return or destroy Confidential Information that: (i) is required by law to be retained, but then only for the time period required, (ii) is commingled with other information if it would pose a substantial administrative burden to segregate and destroy such information, or (iii) is contained in an archived computer system or backup made by the receiving Party in accordance with its standard security or disaster recovery procedures; however in each case, the retained documents will eventually be erased or destroyed in the ordinary course of records management and/or data processing procedures, and the receiving Party remains fully subject to the Confidentiality obligations in this Agreement until the eventual destruction. The receiving Party’s disposal of the disclosing Party’s customer information will comply with all laws applicable to the destruction of nonpublic personal information.

K.	Data Security.

1.	Definitions.

Capitalized terms used in this section entitled Data Security shall have the meanings set forth in this Section.

a.	“Authorized Employees” means our employees who have a need to know or otherwise access Participant-level Information to enable us to perform our obligations under this Agreement.

b.

“Authorized Persons” means (i) Authorized Employees; and (ii) our contractors, agents, suppliers and auditors who have a need to know or otherwise access Participant-level Information to enable us to perform our obligations under this Agreement, and who are bound in writing by confidentiality obligations sufficient to protect Participant-level Information.

c.

“Data Protection Laws” means any law or regulation related to the privacy, security, and protection of Non-Public Participant-level Information, including state breach notification laws, state and federal privacy and cybersecurity laws and other consumer protection laws (e.g. California Civ. Code s. 1798.82(a), NY DFS Cybersecurity Requirements, Gramm-Leach- Bliley Act).

d.

“Non-Public Participant-level Information” means (i) Personal Information that is not publicly available concerning an individual, which because of name, number, personal mark, or other identifier can be used to identify such individual, in combination with any one or more of the following data elements: (i) social security number, (ii) drivers’ license number or non-driver identification card number, (iii) any security code, access code or password that would permit access to an individual’s financial account; and other information protected from public disclosure by applicable Data Protection Laws.

e.

“Participant-level Information” means information provided to us by you or at your direction, or to which access was provided to us by you or at your direction that: identifies or relates to an identified natural person.

f.	“Security Breach” means any act or omission that results in the material compromise, misuse, or unauthorized access or acquisition of Non-Public Personal Information.

2.	Standard of Care

a.

We acknowledge and agree that, in the course of our engagement by you, we may receive or have access to Participant-level Information, including Non-Public Participant-level Information. We shall comply with all laws and regulations related to such Participant-level Information.

b.

You acknowledge and agree that you are the owner of all Plan and Participant-level Information provided to us. You shall comply with all applicable laws and regulations related to such Participant-level Information.

3.	Information Security
a.

We shall implement reasonable administrative, physical and technical safeguards to help protect Non-Public Participant-level Information as prescribed by applicable Data Protection Laws and accepted industry practices such as the National Institute of Standards and Technology Cybersecurity Framework (NIST-CSF).

b.

At a minimum, our safeguards for the protection of Non-Public Participant- level Information shall include: (i) limiting access of Non-Public Participant- level Information to Authorized Persons; (ii) securing the transmission, storage and disposal of Non-Public Participant-level Information; (iii) conducting background checks on Authorized Employees consistent with applicable law; (iv) establishing a written incident response plan, and (v) providing appropriate privacy and information security training to Authorized Employees. If Non-Public Participant-level Information is provided by us to one or more unaffiliated third parties for processing and/or storage, we will conduct periodic assessments of such third parties based on the risk they present and the continued adequacy of their cybersecurity practices.

c.

You shall implement reasonable administrative, physical and technical safeguards to help protect Non-Public Participant-level Information you maintain or transmit on behalf of the Plan as prescribed by applicable Data Protection Laws. Safeguards shall include, but not be limited to, security assessments with third parties hired by you to provide Plan services (e.g. payroll, benefits aggregator, TPA, etc.).

4.	Security Breach Procedures

a.

Once we become aware that a security incident has or may have occurred, we will conduct an investigation. Steps are immediately taken to help mitigate any known risks and our incident response plan is initiated and executed.

b.	We shall promptly Notify you once a determination that a Security Breach has occurred and the potential impact to you has been assessed based on our established incident response plan.

c.	We agree that we will not reference you by name to any third party with respect to such Security Breach unless approved in writing by you or required by law or regulation.

d.	We agree to fully cooperate with you as mutually deemed necessary to protect your rights relating to the use, disclosure, protection and maintenance of Participant-level Information.

e.

Should our investigation support a conclusion that we contributed to or were the source of compromised credentials resulted in a Security Breach, we will be responsible for all reasonable costs associated with responding to, and mitigating damages caused by, any Security Breach, including credit monitoring services, credit protection service, credit fraud alerts and/or similar services which you, in consultation with us, deem necessary.

f.

You shall promptly Notify us in the event of a Security Breach with respect to your systems or the systems of third parties hired by you. We may take additional security measures we deem appropriate or reasonably requested by you as a result of your Security Breach.

5.	Security Assessment

At least once per year, upon request, we will provide instructions to you to access our SOC1 report issued by an independent auditor and we will provide a third party executive summary document of our penetration test issued by an independent assessor.

6.	*Disposition of Participant-level Information

Upon termination of this Agreement, at your request we shall destroy or return to you all Participant-level Information used to perform this Agreement (which has not otherwise been returned or destroyed pursuant to our normal document retention policies). However, we are not obligated to return or destroy Participant-level Information that: (i) is required by law to be retained, but then only for the time period required, (ii) is commingled with other information if it would pose a substantial administrative burden to segregate and destroy such information, or

(iii) is contained in an archived computer system or backup made by us in accordance with our standard security or disaster recovery procedures; however in each case, the retained documents will eventually be erased or destroyed in the ordinary course of records management and/or data processing procedures, and we remain fully subject to the security obligations in this Agreement until the eventual destruction.

7.	Cyber Insurance

We maintain network security and privacy liability coverage for events affecting us, our affiliates and events originating from our third party vendors.

L.	Miscellaneous

1.

Assignment - Rights. Neither this Agreement, nor any right, title, interest, nor performance with regard to this Agreement may be alienated, assigned, anticipated, in any manner, without the express written agreement of both Parties, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, we may assign our rights, duties, and obligations under this Agreement to an affiliate without your consent. We will Notify you of any such assignment.

2.	Amendment. No variations, modifications, or amendments of this Agreement, or any term or condition, will be binding on either Party, unless made by:

●	written agreement executed by both Parties, effective as agreed on,
●	Notice from you to us of a change in the name of the Plan,
●	thirty (30) day advance Notice to you of changes required by law, or
●	Notice:

o	regarding changes to this Agreement required by a Major Business Change, effective on the sending of the Notice;

o	describing changes by us to reflect our assignment of this Agreement to an affiliate, effective on the giving of such Notice; or

o	describing the changes made under “Enforceability and Severability” below, effective as set out in the Notice.

This Agreement may be amended in accordance with this section at any time and without the approval of, or Notification to, any other entities.

3.

*Waiver. It is understood and agreed that no failure or delay to exercise, nor any single or partial exercise of, any right, power, or privilege given or arising under this Agreement will operate as a waiver of future rights to exercise any such right, power, or privilege.

4.

*Construction. This Agreement will be construed in accordance with the laws of the State shown on the signature page. This Agreement will be construed as if jointly drafted by the Parties and according to the fair intent of the language as a whole. It may not be construed for or against any Party. The term “including” (in its various forms) is used to provide examples only and as being without limitation. Nothing in this Agreement will be taken as amending, modifying, or waiving any terms and conditions of any other agreement, insurance policy, or prospectus. We are only obligated to provide Services and nothing more. While we may, from time to time, agree to perform other or different actions or services with regard to the Plan or other Plans, we are under no obligation to do so. No such obligation is implied in this Agreement or by our performance, nor may any be inferred.

5.

Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The Parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Agreement and shall be legal and binding and shall have the same full force and effect as if a paper original of this Agreement had been signed using a handwritten signature. The Parties (i) intend to be bound by such signatures, (ii) are aware that the other Party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Agreement based on the foregoing forms of signature.

6.

Enforceability and Severability. If a court finds that any provision of this Agreement is not enforceable in a particular jurisdiction, the finding will have no effect on the validity or enforceability of the remaining provisions generally, or in any other jurisdiction or as to any other entities not involved in that judgment. Such unenforceable provisions will be stricken or deemed modified in accordance with such determination and this Agreement, as so modified, will continue to be in force and effect.

7.

*Force Majeure. Neither Party will incur liability to the other Party or with respect to us any Plan Entity and will not be responsible for delivery or non-delivery or error in transmission of reports or Notices that is caused by third parties. Neither Party will be responsible for any delay in performance, or non-performance, of any obligation hereunder and for any loss to the extent that such delay in performance, or non-performance or such loss is due to forces beyond that Party’s reasonable control including delays, errors, or interruptions caused by unaffiliated third parties, any industrial, judicial, governmental, civil or military action, acts of terrorism, insurrection, or revolution, nuclear fusion, fission or radiation, failure or fluctuation in electrical power, heat, light, air conditioning, or telecommunications equipment, or acts of God.

8.

*Third Party Beneficiaries. This Agreement has been entered into for the sole benefit of the Parties and their respective permitted successors and assigns. Except as specifically set forth in this Agreement, the Parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such third party against any Party hereto.

9.

*Waiver of Jury Trial, and Jurisdiction and Venue. Any right to trial by jury with respect to any action or proceeding arising in connection with any matter referred to in this Agreement is hereby waived by the Parties hereto. Venue for any judicial proceeding will be in capital city of the State, unless the Parties agree to the contrary. Any objections or defenses based on lack of personal jurisdiction or venue are hereby expressly waived with respect to such action or proceeding.

ARTICLE III - DISPUTE RESOLUTION

A.	*General.

In the event that there is any dispute between the Parties:

●	regarding this Agreement or any of its terms;
●	any Services;

●	any rights, duties or obligations explicitly or implicitly granted or arising under this Agreement;

●	any transaction made under this Agreement; or
●	any construction or application of this Agreement,

the Parties shall try in good faith to first resolve all such disputes as set forth below.

B.	*Confidential Discussions.

The Parties agree that all discussions and communications during the dispute resolution process will be, and will remain, confidential to the fullest extent allowed by applicable law. The Parties agree to treat all such discussions and communications as compromise and settlement negotiations for the purposes of any rules of evidence.

C.	*Negotiation.

If the Parties cannot resolve a dispute in the ordinary course of business, the Party claiming a grievance against the other shall give the other Notice of that grievance in writing, stating the nature of the grievance and the relevant facts, including documentation, and referring to this Article. The other Party will then have fifteen (15) days to make a complete, written response in a Notice to the other. The Parties will meet to discuss the dispute. If practicable and mutually desirable, the Parties will meet in person. If the dispute remains unresolved for any reason after sixty (60) calendar days following the mailing of the response, the Parties will then proceed to mediation.

D.	*Mediation.

The Parties will, as soon as commercially reasonable after the sixty (60) day period referred to under Negotiation above, initiate the mediation process and endeavor in good faith to settle their dispute by mediation. Unless the Parties agree to the contrary, the mediation will conform to the then current Mediation Rules for Commercial Financial Disputes of the American Arbitration Association or such similar organization as the Parties may agree. If the Parties cannot agree on a neutral mediator, one will be appointed by the American Arbitration Association in accordance with its mediation rules. Mediation will occur within sixty (60) days of the initiation of the mediation process. The Parties will share equally in the fees and expenses of the mediator and the cost of the facilities used for the mediation but will otherwise bear their respective costs incurred in connection with the mediation. The mediation shall be non-binding. If the dispute remains unresolved for any reason after the completion of the mediation process, a Party may proceed to litigation.

E.	*Preliminary Injunctive Relief.

A Party may seek preliminary or temporary injunctive relief from a court if, in the Party’s sole judgment, such action is necessary to avoid irreparable harm or to preserve the status quo. If a Party seeks judicial injunctive relief as described in this paragraph, the Parties will continue to participate in good faith in the dispute resolution procedures described above. Venue for any judicial proceeding for preliminary or temporary injunctive relief will be in capital city of the State, unless the Parties agree otherwise. Any objections or defenses based on lack of personal jurisdiction or venue are hereby expressly waived for the purposes of the injunctive relief described in this paragraph.

ARTICLE IV - ASSET ACTIVITY INFORMATION

A.

General. A nonqualified plan is a contractual obligation of an employer to participants in the plan. A nonqualified plan is usually unfunded, although an employer may choose to informally fund or finance its obligations under the plan with assets such as mutual funds or life insurance policies. These assets generally remain subject to the claims of the employer’s creditors in the event of bankruptcy or insolvency.

B.	Mutual Funds. If you use mutual funds to informally finance your obligations under the Plan, we offer the following Services:

1.

Deposits. You acknowledge that it is your responsibility alone to determine whether to make a Deposit, when to make a Deposit and the amount of any Deposit. When you submit a Deposit, we will transmit Deposit allocation instructions in accordance with the table below.

Asset Rebalancing Service Election		Our Allocation Procedure
Based on a tolerance level of the		On the date we are Notified of a
Recordkeeping Accounts		Deposit and we have good order
instructions, we will transmit Deposit
allocation instructions so that, after
giving effect to the Deposit, the
percentage variance between the
Investments within an Asset Group and
the Reference Investments in the
Recordkeeping Accounts will be at or
below the percentage variance
immediately prior to the allocation.

You Have Declined	Asset	On the date we are Notified of a
Rebalancing Services		Deposit and have good order
instructions, we will transmit your most
recent Deposit allocation instructions.

2.

Redemptions. You acknowledge that it is your responsibility alone to determine whether to make a redemption, when to make a redemption and the amount of any redemption. When you send us Notice of a redemption, we will transmit redemption allocation instructions in accordance with the table below.

Asset Rebalancing Service Election	Our Allocation Procedure
Based on a tolerance level of the	On the date we are Notified of a
Recordkeeping Accounts	redemption and we have good order
instructions, we will transmit
redemption allocation instructions so
that, after giving effect to the
redemption, the percentage variance
between the Investments within the
indicated Asset Group and the
Reference Investments in the Recordkeeping Accounts will be at or below the percentage variance immediately prior to the allocation.

You Decline Asset Rebalancing Services	On the date we are Notified of a redemption and have good order instructions, we will transmit your most recent redemption allocation instructions.

C.

Corporate-Owned Variable Life Insurance Policies. If you use Policies to informally finance your obligations under the Plan, we offer the following Services. Note: Services described in this Agreement are available only for Policies issued by Principal Life Insurance Company or its affiliates.

1.

Deposits. You acknowledge that it is your responsibility alone to determine whether to make a premium payment (for purposes of this Agreement, premium payments may also be referred to as “Deposits”), when to make a premium payment and the amount of any premium payment. Because of these factors, we will not provide regular premium payment reminders. You may refer to the nonqualified Plan Sponsor website or to your designated nonqualified client service representative for specific payment options and information.

a.

Application of Deposits Across Multiple Policies. If you have multiple Policies, the Deposits will be applied among the Policies based on the amount of premium needed to keep the Policies funded at proportionate levels. You may direct other Deposit application instructions across the Policies by giving us prior written Notice.

b.

Deposits When Policy Loans Are Present. The Policies provide that when a Policy has an outstanding loan, any money paid into the Policy will first be applied toward the loan unless the Policy owner specifies otherwise. For this reason, if you have a Policy with a loan, any Deposit will be applied toward the loan first unless you Notify us that the Deposit is to be applied as premium payment rather than loan repayment. See your Policy prospectus regarding Policy loans for further information.

c.

Allocation of Deposits to Separate Account Division(s). When you submit a Deposit, we will transmit Deposit allocation instructions among the separate account divisions in accordance with the table below.

Asset Rebalancing Service Election	Our Allocation Procedure
Based on a tolerance level of	On the date we are Notified of a
the Recordkeeping Accounts	Deposit, and we have received
your good order instructions, we
will transmit Deposit allocation
instructions based on the
allocation of the most recent asset rebalance activity.

If You Decline Asset Rebalancing Services	On the date we are Notified of a Deposit and we have received good order instructions, we will transmit your most recent Deposit allocation instructions.

2.

Policy Loans. If you want to take a Policy loan, you can Notify us to send you the appropriate Policy loan forms. We generally are able to send the forms within one Business Day from the day we receive your Notice. Your designated nonqualified client service representative will provide instructions for completing and returning the appropriate Policy loan forms. You acknowledge that it is your responsibility alone to determine whether to take a Policy loan, when to take a loan, the amount of any loan, and on which Policy(ies) to take a loan. You also acknowledge that it is your responsibility to consult with a tax adviser to discuss any tax implications associated with taking a loan. See the Policy prospectus for further information about Policy loan provisions.

3.

Policy Surrenders. If you want to partially or fully surrender a Policy (also called a “redemption”), you can send us a Notice and we will send you the appropriate Policy surrender form. We generally are able to send the forms within one Business Day from the day we receive your Notice. Your designated nonqualified client service representative will provide instructions for completing and returning the appropriate Policy surrender forms. You acknowledge that it is your responsibility alone to determine whether to request a Policy surrender, when to request a surrender, the amount of any surrender, and on which Policies to make a surrender. You also acknowledge that it is your responsibility to consult with a tax adviser to discuss any tax implications associated with a surrender. See your Policy prospectus for further information about Policy surrender provisions.

4.

Insurance policies with another carrier other than Principal. If you informally finance with a life insurance policy from another issuer, you will need to obtain all policy-related statements and reports directly from the issuer of the policy. We will not provide detail for assets that are not record kept by us unless you Notify us of the detail you want included in the report and we agree to include such detail. In any event, we will not verify the accuracy of any information you provide to us. If we receive the detailed information within five (5) Business Days following the end of the calendar quarter, we will make every effort to include the information on the Plan Sponsor report.

ARTICLE V - FEES

You agree to pay the following Fees in exchange for the Services provided under this Agreement: If you select Principal Trust Company or another trustee to provide Rabbi Trust services, those services will be provided by Principal Trust Company or the other trustee pursuant to a separate trust agreement. The following Fees do not include fees for services provided by Principal Trust Company or another trustee.

Plan set-up Fee:         $ 1,000

Annual record-keeping Fees (Flat Fee & Participant Fee) Annual Flat Fee:         $ 2,000

Annual Participant Fee based on the number of active participants:

Up to 25	$ 100 per participant
Next 75	$ 75 per participant
Additional Participants after 100	$ 50 per participant

This Fee is based on:

Investments:         $ 0

Annual Deposits:         $ 4,000,000

These Fees are based on Services provided to a Plan informally financed with life insurance Policies.

ATTACHMENT A - DESCRIPTION OF SERVICES

A.	In-Scope Services

1.

Plan Installation and Conversion. We will review administration requirements with your authorized representative and establish a timetable for set-up and/or conversion. At your request, we will provide a model Plan document for review with your legal counsel. If you choose to utilize our model Plan Document, the document may be updated from time to time due to regulatory or legislative changes. We will Notify you if changes are made to the model Plan document. If you choose not to adopt the changes, you agree to Notify us. Otherwise we will consider the changes to your Plan Document as adopted by you. We will provide a standard form Participant enrollment kit and forms for notices to Participants, including non- customized Participant investment education materials, notice of change in available Investment alternatives, and "black-out" notice for your review. We will establish records for Participants contributing to, or on whose behalf contributions are or have been made to, the Plan, including the conversion of records from prior record keeper. We will set up Plan Sponsor and Participant information on required databases and software for secure online services. We will provide Plan procedures documentation (electronic or hard copy) to be used by you or Participants in carrying out daily Plan administration activities. We will process Participant enrollments as they are received whether on paper form or electronically.

2.

Ongoing Recordkeeping and Administrative Services. We will receive and process periodic payroll feeds to Participant accounts based on information provided by your authorized representative. Additional fees may apply if payroll feeds are submitted more than twice per month and from more than one source (i.e. more than one payroll file). We will receive and process employer contributions, if any. We will process new Participant enrollments on an ongoing basis. We will maintain Plan-level and individual Participant-level account records, including records of all receipts and disbursements, earnings and expenses, and separate accountings for different contribution types. All records shall be maintained on a daily valuation recordkeeping system. We will provide you and Participants with internet access to account information on a secure website. We will execute Participant-initiated Reference Investment transactions including fund balance transfers and future Reference Investment allocation changes submitted in good order. We will process domestic relations orders as instructed by your authorized representative. We will assist with processing and investigating the facts concerning all appeals of a claim denial or dispute for a final decision by your authorized representative. We will provide a secure website with access to Participant-level and employer-level Plan account information. We will make available Participant statements and Plan Sponsor reports each calendar quarter and annually each year.

3.

Asset Administration Services. We will provide you with access to a secured website for you to view and monitor Investment information. We will make available asset reports each calendar quarter and an annual report each year. Reports will be made available electronically on the website as soon as practicable after the end of the calendar quarter following the receipt of complete information needed to produce the report.

a.

For mutual funds, we will make available an annual report showing realized/unrealized gains and losses. We have standard procedures for transmitting your transaction instructions to the trustee, custodian or other person responsible for executing transactions for your mutual funds. With respect to mutual fund Deposits, “good order instructions” means (i) we have received your mutual fund Deposit in immediately available funds and (ii) we have received clear instructions indicating the Asset Groups to which the Deposit is to be applied. If the trustee, custodian, or other person has received your mutual fund Deposit but we have not otherwise received good order instructions from you, the trustee, custodian, or other person will hold or return the mutual fund Deposit according to the terms of the arrangement between you and it.

b.

We have standard procedures for transmitting your transaction instructions to the trustee, custodian or other person responsible for executing transactions for your Policy(ies). With respect to Policy Deposits or premium payments, “good order instructions” means (i) we have received your Policy Deposit in immediately available funds and (ii) we have received your clear instructions indicating the Asset Groups to which the Policy Deposit are to be applied. If the trustee, custodian, or other person has received your Policy Deposit but we have not otherwise received good order instructions from you, the trustee, custodian, or other person will hold or return the Policy Deposit according to the terms of the arrangement between you and it.

The foregoing is a general description of the in-scope services expected to be provided by us under this Agreement. We will provide further details as necessary, including additional terms, conditions and limitations, that may apply with respect to each Service. If you decline our Asset Rebalancing Services set forth in Attachment C, we will not monitor or take any action with respect to your Investments except as you give us Notice.

B.	Out of Scope Services.

The following services are out of scope but are available for an additional charge (i) processes or procedures that vary from our standard plan terms and electronic processes,

(ii) work required to correct Plan failures other than Plan failures for which we are required to indemnify you under the Agreement, (iii) research to comply with audit requests, (iv) customized enrollment or Participant education materials, (v) travel to your site or other sites for annual visits or education support, and (vi) other services not specifically listed in this Description of Services.

ATTACHMENT B - EMPLOYER RESPONSIBILITIES

Both Parties have certain responsibilities under this Agreement. In order for us to provide the Services described under this Agreement, it is necessary for you to fulfill the following responsibilities:

A.

Electronic Services. You will use electronic Services we provide to obtain and monitor Plan records and reports, manage the Plan and to accurately Notify us of Participant information. If Participant transactions are permitted by the Plan, you will permit Participants to manage their Recordkeeping Accounts electronically. If you use paper forms for Participant transactions, additional fees may apply.

B.

Plan Documents. You will be responsible for reviewing Plan Documents with your legal adviser, providing complete copies of Plan Documents and any amendments to us on a timely basis, and retaining original copies of Plan Documents for your records.

C.

Asset Rebalancing. You will either elect or decline our Asset Rebalancing as set forth in Attachment C. If you decline Asset Rebalancing, you will be solely responsible for Notifying us of allocation and rebalancing instructions.

D.

Eligibility. You will determine who is eligible to participate in the Plan and communicate that to us. You will review the census in our reports periodically to ensure it matches your internal records.

E.

Enrollment and Elections. You will complete and return data requests to us in a timely manner and you will complete Participant communications on a timely basis. If you receive Participant elections outside the online service, you will timely Notify us of the elections and retain the original documentation for your records. You will select Reference Investments, provided that additional fees apply if you select more than 32 Reference Investments, or Reference Investments that are not on our platform such as employer stock.

F.

Payroll and Payment Processing. You will coordinate your payroll accounting and tax reporting functions to correctly administer deferrals and payments under the Plan. You will process Plan payments to Participants through your payroll system or using third parties engaged and supervised by you.

G.

Benefit Events and Beneficiary Designation. You will promptly Notify us of benefit event information, such as separation from service, death or disability of a Participant or death of a beneficiary. You will educate Participants regarding the online beneficiary designation process and promptly Notify us of any other designation for which you will retain the original documentation.

H.

Review of Plan Reports. Because the tax rules applicable to nonqualified deferred compensation plans, in particular section 409A of the Internal Revenue Code, are very strict, it is critical that you monitor Participants’ 409A accounts closely and Notify us immediately of any discrepancies regarding deferral amounts or payment timing. You acknowledge it is your responsibility to check the Participant census against your records to ensure that benefit events such as separation from service, disability or death, are properly reflected. You acknowledge it is also your responsibility to perform a check that Plan deferrals and distributions in your payroll records match those in our reports.

I.

Assets & Liabilities. You acknowledge that the values of the Investments and Plan liabilities will not be the same. This may be due to asset costs or taxes. The timing of Investment activity may differ than the timing of Plan liability activity. Asset Deposits may be a different amount than the Plan liability contributions. Investment withdrawals may be a different amount than the liability benefit payment. Investment allocations may be different than the Plan liability Reference Investment allocations.

J.

Authorizations. You direct us to transmit your transaction and allocation instructions to the trustee, custodian or other entity responsible for executing instructions. You will provide the necessary authorization to direct the trustee, custodian or other entity to accept your instructions as transmitted by us pursuant to this Agreement and to execute those instructions.

K.

Company Stock Transactions (if applicable). You will Notify us if your stock is publicly traded and employer stock is a Reference Investment. You will Notify us if Participants are subject to SEC reporting of Participant changes in an employer stock Reference Investment. You are solely responsible for filing any necessary reports with the SEC. You will Notify us when a Participant modifies the Participant’s position in an employer stock Reference Investment using a method other than those methods we provide.

ATTACHMENT C - ASSET REBALANCING INFORMATION

A.	Asset Rebalancing Services.

We offer Asset Rebalancing Services as a tool to help you manage the assets and liabilities in a consistent way. You may elect one Asset Rebalancing Service for each separately identifiable Asset Group. There are no additional Fees if you elect an Asset Rebalancing Service. Your election in this Attachment of an Asset Rebalancing Service constitutes your standing allocation instructions to us for Deposits, surrenders and redemptions. Regardless whether you elect to use our Asset Rebalancing Service, we will provide you with a report on our website showing your current Investments.

B.	Asset Rebalancing Service Options

Asset Rebalancing Based on a Tolerance Level of the Recordkeeping Accounts. By electing this Service, you direct us to monitor the variance between the percentages of the Investments within an Asset Group and the percentages of the Reference Investments in the Recordkeeping Accounts and, if necessary, to transmit rebalancing instructions to keep the variance within the tolerance level you have selected. This means:

●	You provide us with a Notice of the Investments, Reference Investments, how each Reference Investment is mapped to a relevant Investment, and the initial amounts for the Recordkeeping Accounts.
●	You specify the rebalancing tolerance level; e.g., 5%.
●	For each individual Investment in the Asset Group, we will determine its percentage of the total Investments in the Asset Group (“actual asset percentage”).
●	For the relevant Reference Investment, we will determine its percentage of the total Reference Investments in the Recordkeeping Accounts (“actual liability percentage”).

●	After each Business Day, we will determine the variance between the actual asset percentage and the actual liability percentage.

●	If the variance is equal to or exceeds the specified tolerance level, we will transmit rebalancing instructions on the next Business Day, so the variance is within the tolerance level.

Example:

Asset Group	$	Asset %	Recordkeeping Accounts	$ Liab. %		Variance
Investment Choice A	11	22%	Reference Investment A	25	25%	(3%)
Investment Choice B	15	30%	Reference Investment B	25	25%	5%
Investment Choice C	24	48%	Reference Investment C	50	50%	(2%)
Total	$50			$100

Tolerance level = 5%

In this example, an Asset Rebalancing transaction is triggered because the variance for Investment B has reached the tolerance level. The entire Asset Group is rebalanced to bring the variance of each Investment within the tolerance level.

C.	Additional Information on Asset Rebalancing Services

1.

Asset Rebalancing Based on Recordkeeping Accounts. Asset Rebalancing is based on the variance between the actual allocation percentages of the Asset Groups and the Recordkeeping Accounts. It does not mean that the dollar amount of the Investments will equal the dollar amount of the Recordkeeping Accounts. It also does not mean that the dollar amount of an Investment transaction will equal the dollar amount of any transaction within the Recordkeeping Accounts. An exact dollar match is not possible due to reasons such as differences in the timing of transactions, the amount or types of transactions, costs (if any) associated with the Investments.

2.

Valuation Basis. Asset Rebalancing is based on the Investment values as of the close of the prior Business Day. Market movement on the date of rebalancing is not reflected in the rebalancing transaction. As a result, after a rebalancing transaction is made, the variance at the close of the Business Day on the date of rebalancing may exceed the tolerance you have specified and necessitate another rebalancing on the next Business Day.

3.

Multiple Policies. If you are using a Policy as an Investment, all Policies in a specified Asset Group are aggregated in performing the Asset Rebalancing Services. If you add additional Policies to a specified asset group, this will trigger an Asset Rebalancing transaction.

4.

Effect of Deposits or Redemptions on Asset Rebalancing. With respect to mutual funds, if we receive Notice of a Deposit or redemption and have good order instructions by the close of the Business Day on an Asset Rebalancing date, we will adjust the planned rebalancing transaction to reflect the Deposit or redemption received on that same Business Day to determine whether Asset Rebalancing is still necessary or to adjust the rebalancing instructions to reflect the Deposit or redemption instructions.

5.

Effect of Investment Lineup Changes on Asset Rebalancing. If you request a change to the individual Investment lineup we may conduct an Asset Rebalancing transaction if your variance is out of tolerance. In the event your fund lineup is impacted by unscheduled activity we will work with you to confirm what information from you is needed and to determine effective date of change. This may also result in an Asset Rebalancing transaction.

6.	Asset Rebalancing Unavailable for Policy’s Fixed Account. If you are using a Policy’s Fixed Account as an Investment, Asset Rebalancing is not an available service.

7.	Asset Rebalancing May Be Unavailable. In instances where the issuer of an Investment within the Asset Group restricts transfers, Asset Rebalancing will not be available.

8.	Asset Rebalancing Prior to Activation of the Participant Website. In instances where implementation of the Participant balances includes a black out period,

Asset Rebalancing will not take place until you have reviewed and agreed to the loaded Participant balances. At that time, the website will be activated and an asset Rebalance may take place.

9.	Asset Rebalancing after the examination offer (aka free look period). See your Policy prospectus for further information about Asset Rebalancing following the examination offer period.

10.

Asset Rebalancing for Other Investments. Life insurance policies issued by an insurance company other than us (or our affiliates) will be excluded from our Asset Rebalancing Services. Other investments, such as company stock, which are not part of our investment platform, will also be excluded from our Asset Rebalancing Services.

11.

Securities Restrictions/Compliance Laws. To the extent the Asset Rebalancing instructions provided by you conflict with the terms of the Policy or regulations, those terms or regulations will super cede the Services described here.

D.	Declination of Asset Rebalancing Services.

You may decline our Asset Rebalancing Services. If you do not wish to use this Service, you acknowledge that you are solely responsible for monitoring and rebalancing your Investments. We will have no responsibility for monitoring your Investments and you will identify a resource at your company that is responsible for monitoring your Investments. If and when you want to initiate an Investment transaction, you will provide us with good order transaction instructions which we will transmit, as set out in Article IV above. You will provide us with a Notice of the Investments and the applicable allocation percentage for each Investment.

E.	Asset Rebalancing Service Election.

Mutual Funds Asset Group (if applicable) for:

USANA Nonqualified Deferred Compensation Plan (Nonqualified Deferred Compensation Plan)

If no election is made, you will be deemed to have declined our Asset Rebalancing Services.

You elect to use the following Asset Rebalancing Service:

●	Asset Rebalancing based on a tolerance level of the Recordkeeping Accounts

Select tolerance level:          5%         4%          3%         2%         1%

You elect to decline our Asset Rebalancing Services.

Corporate-Owned Life Insurance Asset Group (if applicable) for:

USANA Nonqualified Deferred Compensation Plan (Nonqualified Deferred Compensation Plan)

If no election is made, you will be deemed to have declined our Asset Rebalancing Services.

XX         You elect to use the following Asset Rebalancing Service:

●	Asset Rebalancing based on a tolerance level of the Recordkeeping Accounts

Select tolerance level:          5%         4%          3%         2%         XX1%

You elect to decline our Asset Rebalancing Services.